As filed with the Securities and Exchange Commission on December 9, 2013

Registration No. 333-130063

Registration No. 333-129899

Registration No. 333-129896

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-130063

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-129899

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-129896

UNDER

THE SECURITIES ACT OF 1933

US AIRWAYS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	54-1194634
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

111 West Rio Salado Parkway

Tempe, Arizona 85281

(480) 693-0800

(Address of principal executive offices)

Kenneth W. Wimberly, Jr.

Vice President, Deputy General Counsel and Assistant Corporate Secretary

American Airlines Group Inc.

4333 Amon Carter Blvd.

Fort Worth, Texas 76155

(817) 963-1234

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) filed by US Airways Group, Inc. (“US Airways Group”):

•	Registration Statement on Form S-3 (File No. 333-130063) filed on December 1, 2005 and amended on February 9, 2006 by US Airways Group, which registered $143,750,000 of 7% Senior Convertible Notes due in 2020 issued by US Airways Group on September 30, 2005 (the “Notes”), a Guarantee of the Notes by US Airways, Inc. and America West Airlines, Inc. and 5,959,784 shares of US Airways Group common stock, par value $0.01 per share (“Common Stock”);

•	Registration Statement on Form S-3 (File No. 333-129899) filed on November 22, 2005 and amended on February 9, 2006 by US Airways Group, which registered warrants to purchase 386,925 shares of Common Stock, issued to AFS Cayman LTD on September 27, 2005 and 386,925 shares of Common Stock underlying the warrants; and

•	Registration Statement on Form S-3 (File No. 333-129896) filed on November 22, 2005 and amended on February 9, 2006 by US Airways Group, which registered 43,998,779 shares of Common Stock for resale by selling stockholders at various times and in various types of transactions described in such Registration Statement.

This Post-Effective Amendment is being filed to deregister all unsold securities and guarantees registered under the Registration Statements and remaining available thereunder.

On December 9, 2013, pursuant to the terms of the Agreement and Plan of Merger, dated as of February 13, 2013, as amended (the “Merger Agreement”), by and among US Airways Group, AMR Corporation (“AMR”) and AMR Merger Sub, Inc., a wholly-owned subsidiary of AMR (“Merger Sub”), Merger Sub merged with and into US Airways Group, and US Airways Group became a wholly-owned subsidiary of AMR (the “Merger”). As a result of the Merger, any offering pursuant to the Registration Statements has been terminated and US Airways Group hereby terminates the effectiveness of the Registration Statements. In accordance with an undertaking made by US Airways Group in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offering, US Airways Group hereby removes from registration the securities registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statements and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 9th day of December, 2013.

US AIRWAYS GROUP, INC.

By:	/s/ Derek J. Kerr
Derek J. Kerr
Executive Vice President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933.